                                                                   EXHIBIT 10.26

                                   * * * * *

                      PORTIONS OF THIS EXHIBIT HAVE BEEN
                       OMITTED AND FILED SEPARATELY WITH
                         THE COMMISSION PURSUANT TO A
                      REQUEST FOR CONFIDENTIAL TREATMENT
                     UNDER RULE 24(B)-2.  THE LOCATION OF
                       THOSE OMITTED PORTIONS IS DENOTED
                                 BY BRACKETS.

                                   * * * * *



                       DEVELOPMENT AND LICENSE AGREEMENT


                                    BETWEEN


                                AUTOIMMUNE INC.


                                      AND


                      TEVA PHARMACEUTICAL INDUSTRIES LTD.


                         DATED AS OF DECEMBER 4, 1998

                               TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS.................................................................................. 2
   1.1     "Affiliate".................................................................................. 2
   1.2     "AutoImmune Product"......................................................................... 2
   1.3     "AutoImmune Synergist Technology"............................................................ 2
   1.4     "AutoImmune Technology"...................................................................... 2
   1.5     "Development Phase".......................................................................... 2
   1.6     "Effective Date"............................................................................. 2
   1.7     "FDA"........................................................................................ 3
   1.8     "Field"...................................................................................... 3
   1.9     "Final Marketing Approval"................................................................... 3
   1.10    "First Commercial Sale"...................................................................... 3
   1.11    "Improvements"............................................................................... 3
   1.12    "Licensed Products".......................................................................... 3
   1.13    "MG peptides"................................................................................ 3
   1.14    "Net Sales".................................................................................. 3
   1.15    "Oral Tolerance Technology".................................................................. 4
   1.16    "Patent Rights".............................................................................. 4
   1.17    "Sublicense"................................................................................. 4
   1.18    "Synergist Technology"....................................................................... 4
   1.19    "Third Party"................................................................................ 5
   1.20    "Valid Claim"................................................................................ 5

ARTICLE 2. LICENSE GRANTS............................................................................... 5
   2.1     Grant of License Rights by AutoImmune to Teva................................................ 5
   2.2     Sublicenses.................................................................................. 5
   2.3     Reserved Rights of the U.S. Government and Brigham & Women's Hospital........................ 6
   2.4     Sales Obligations............................................................................ 6
   2.5     Teva's Rights................................................................................ 6
   2.6     Sales Price.................................................................................. 6
   2.7     Co-Promotional Rights........................................................................ 6
   2.8     No Other Technology Rights................................................................... 6
   2.9     AutoImmune Synergist Technology.............................................................. 7
   2.10    AutoImmune Information Exchange; Reports..................................................... 7

ARTICLE 3. EFFORTS DURING DEVELOPMENT PHASE............................................................. 7
   3.1     Diligent Efforts of Teva..................................................................... 7
   3.2     Teva Information Exchange, Reports........................................................... 8
   3.3     Right to Use Data............................................................................ 9
   3.4     Availability of Employees and Consultants.................................................... 9
   3.5     Attendance at Regulatory Meetings............................................................ 9

ARTICLE 4. PAYMENTS.....................................................................................  9
   4.1     Milestone Payments........................................................................... 10
   4.2     Royalties.................................................................................... 11
           4.2.1  Royalty Calculation................................................................... 11
           4.2.2  [caption omitted]..................................................................... 11
           4.2.3  Royalty Reports, Exchange Rates....................................................... 11
           4.2.4  Audits................................................................................ 12
           4.2.5  Foreign Royalties..................................................................... 12
           4.2.6  Withholding Taxes..................................................................... 12
           4.2.7  Interest on Late Payments............................................................. 13
   4.3     Sublicenses.................................................................................. 13

ARTICLE 5. INTELLECTUAL PROPERTY........................................................................ 13
  5.1.     Filing, Prosecution and Maintenance of Patent Rights......................................... 13
           5.1.1  Prosecution and Maintenance........................................................... 13
           5.1.2  Abandonment; Failure to Pay........................................................... 14
           5.1.3  Cooperation........................................................................... 14
   5.2     Infringement by Others....................................................................... 15
           5.2.1  Prosecution by AutoImmune............................................................. 15
           5.2.2  Prosecution by Teva................................................................... 15
   5.3     Declaratory Actions.......................................................................... 15
   5.4     Infringement Action Against Teva or AutoImmune............................................... 16
   5.5     Cooperation.................................................................................. 16
   5.6     Improvements................................................................................. 16

ARTICLE 6. CONFIDENTIALITY.............................................................................. 17
   6.1     Nondisclosure Obligations.................................................................... 17
           6.1.1  General............................................................................... 17
           6.1.2  Limitations........................................................................... 17
   6.2     Terms of this Agreement...................................................................... 18
   6.3     Publications................................................................................. 18
           6.3.1  Procedure............................................................................. 18
           6.3.2  Delay................................................................................. 19
           6.3.3  Resolution............................................................................ 19
           6.3.4  Non-Derogation........................................................................ 19
   6.4     Prohibition.................................................................................. 19
   6.5     Injunctive Relief............................................................................ 19

ARTICLE 7. REPRESENTATIONS AND WARRANTIES............................................................... 19
   7.1     Mutual Representations....................................................................... 19
           7.1.1  Organization.......................................................................... 20
           7.1.2  Authorization......................................................................... 20
           7.1.3  Binding Agreement..................................................................... 20
           7.1.4  No Inconsistent Obligation............................................................ 20

            7.1.5  Inequitable Conduct.................................................................... 20
            7.1.6  Non-Infringement....................................................................... 20
            7.1.7  Title.................................................................................. 20
            7.1.8  Disclosure............................................................................. 20
   7.2      Limitations................................................................................... 21
            7.2.1  Disclaimer of Warranty................................................................. 21
            7.2.2  Disclaimer of Certain Damages.......................................................... 21
            7.2.3  Further Limitations.................................................................... 22

ARTICLE 8.  INDEMNITY..................................................................................... 23
   8.1      Teva Indemnity Obligations.................................................................... 23
   8.2      AutoImmune Indemnity Obligations.............................................................. 23
   8.3      Procedure..................................................................................... 23
   8.4      Insurance..................................................................................... 24
   8.5      Limitation.................................................................................... 24

ARTICLE 9.  EXPIRATION AND TERMINATION.................................................................... 25
   9.1      Expiration.................................................................................... 25
   9.2      Termination................................................................................... 25
            9.2.1 Termination by Either Party............................................................. 25
            9.2.2 Termination by AutoImmune............................................................... 25
   9.3      Survival...................................................................................... 25
   9.4      Non-Limitation of Rights...................................................................... 25

ARTICLE 10. MISCELLANEOUS................................................................................. 26
  10.1      Force Majeure................................................................................. 26
  10.2      Assignment.................................................................................... 26
  10.3      Severability.................................................................................. 26
  10.4      Notices....................................................................................... 27
  10.5      Applicable Law................................................................................ 28
  10.6      Dispute Resolution............................................................................ 28
            10.6.1  Good Faith Attempt to Resolve......................................................... 28
            10.6.2  Mediation............................................................................. 28
            10.6.3  Arbitration........................................................................... 28
            10.6.4  Right to Seek Injunctive Relief....................................................... 29
            10.6.5  No Other Proceedings.................................................................. 29
  10.7      Public Announcements.......................................................................... 29
  10.8      Entire Agreement.............................................................................. 29
  10.9      Headings...................................................................................... 29
  10.10     Independent Contractors....................................................................... 29
  10.11     Agreement Not to Solicit...................................................................... 30
  10.12     Exports....................................................................................... 30
  10.13     Waiver........................................................................................ 30
  10.14     Counterparts.................................................................................. 30

   10.15   Interpretation................................................................................ 30
   10.16   Identification of Patent Rights; Patent Marking............................................... 30
   10.17   Taxes......................................................................................... 31

Exhibit A - List of Patent Rights
Exhibit B - Royalty Rates
Exhibit C - Royalty Calculation Examples
Exhibit D - Synergist Patent Rights
Exhibit E - List of MG Peptides

                       DEVELOPMENT AND LICENSE AGREEMENT

     THIS DEVELOPMENT AND LICENSE AGREEMENT dated as of December 4, 1998 (the "Agreement") is made between AUTOIMMUNE INC., a Delaware corporation having its principal place of business at 128 Spring Street, Lexington, Massachusetts 02421, U.S.A. ("AutoImmune"), and TEVA PHARMACEUTICAL INDUSTRIES LTD, an Israeli corporation having its principal place of business at Basel 5, Petah Tiqva 49131, Israel ("Teva").

                                   RECITALS

     1. AutoImmune is a biopharmaceutical company that develops drug therapies for the treatment of inflammatory diseases. AutoImmune's therapeutic approach is based on oral tolerance induction, a method of controlling a variety of immune-related disorders through the use of the body's natural immunosuppressive mechanisms.

     2. During the course of its work in the area of inflammatory disease research, AutoImmune has developed certain proprietary technology related to methods and formulations for treating diseases such as multiple sclerosis and myasthenia gravis.

     3. AutoImmune is interested in licensing this technology for use in the Field (as hereinafter defined) to a third party which can maximize its potential by conducting clinical trials necessary to obtain approval from appropriate governmental regulatory authorities of products embodying such technology, and then producing and selling such products on a worldwide basis.

     4. Teva is a pharmaceutical company that manufactures and sells products on a worldwide basis for treating certain diseases, including multiple sclerosis. Furthermore, in addition to its manufacturing and sales efforts, Teva also has a comprehensive research effort directed towards finding new therapeutic approaches for treating these diseases.

     5. Teva is interested in obtaining an exclusive, worldwide license to AutoImmune's technology in the Field.

     6. AutoImmune is willing to grant such a license upon the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto mutually agree as follows:

                            ARTICLE 1.  DEFINITIONS

     1.1 "Affiliate" shall mean any corporation or other entity which directly or indirectly controls, is controlled by or is under common control with a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if, for example, it owns or directly or indirectly controls more than fifty (50%) of the voting stock or other ownership interest of the other corporation or entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity. "Affiliate" shall not mean any corporation or other entity (i) as to which a party directly or indirectly owns fifty percent (50%) or less of the voting stock or other ownership interest of the corporation or other entity and has the power to elect or appoint fifty percent (50%) or less of the members of the governing body of the corporation or other entity and (ii) the governing body of the corporation or other entity has the sole power and authority to determine the terms and conditions for the sale of the corporation or other entity's products, so long as, with respect to Teva, sales of Licensed Products by Teva or its Affiliates to a corporation or other entity in which Teva owns 50% or less of the voting stock and has the power to elect or appoint 50% or less of the members of the governing body are on bona fide arm's length terms.

     1.2 "AutoImmune Product" shall mean any product, or any method or process used in the manufacture or administration of such product, sold by AutoImmune, its Affiliates and/or its or their Sublicensees which utilizes Improvements or as to which final approval of the governing health authority (including pricing approval where needed) to market the product in a country was obtained through use of information or data licensed by Teva pursuant to Section 3.3.

     1.3 "AutoImmune Synergist Technology" shall mean all methods or formulations that incorporate or use an agent in combination with a Licensed Product to increase the efficacy of a Licensed Product and that are within the claims of patents or applications set forth on Exhibit D hereto.

     1.4 "AutoImmune Technology" shall mean all present and future unpatented or unpatentable inventions, trade secrets, copyrights, know-how, data, regulatory submissions and other intellectual property of any kind owned or controlled by, or licensed (with the right to sublicense) to, AutoImmune and/or its Affiliates necessary or useful for the manufacture, use or sale of the Licensed Products, but shall not include AutoImmune Synergist Technology.

     1.5 "Development Phase" shall mean for each Licensed Product the period commencing on the Effective Date and continuing until Final Marketing Approval for the Licensed Product has been obtained in any country.

     1.6  "Effective Date" shall mean the date first written above.

     1.7  "FDA" shall mean the United States Food and Drug Administration.

     1.8 "Field" shall mean treatment of multiple sclerosis and/or myasthenia gravis and/or all other uses of glatiramer acetate and/or MG peptides.

     1.9 "Final Marketing Approval" shall mean final approval of the governing health authority to market (including pricing approval where needed) a Licensed Product in a country.

     1.10 "First Commercial Sale" shall mean the first sale for use or consumption by the general public of a Licensed Product based on the required marketing and pricing approval granted by the governing health authority of that country.

     1.11 "Improvements" shall mean all inventions, whether or not patentable, information, know-how and data of any kind owned or controlled by, or licensed (with the right to sublicense) to, Teva which has been developed during the term of this Agreement for use in connection with Oral Tolerance Technology, but shall not include Synergist Technology unless and to the extent that Teva has obtained the rights from the licensee to AutoImmune Synergist Technology as contemplated by Section 2.9.

     1.12 "Licensed Products" shall mean any orally or mucosally-administered product in the Field, or any method of making or using such a product, (a) which, but for the license granted herein, would be within a Valid Claim of a pending patent application included in the Patent Rights or which would infringe a Valid Claim of an issued patent included in the Patent Rights or (b) which utilizes AutoImmune Technology or (c) which involves glatiramer acetate and/or MG peptides for treatment of (i) multiple sclerosis or (ii) any other disease utilizing Oral Tolerance Technology.

     1.13 "MG peptides" shall mean those peptides, treatments, compositions and processes disclosed in the patents and patent applications identified in Exhibit E annexed hereto and in future patents or applications owned or controlled by or licensed to Teva and/or its Affiliates as well as fragments and analogs thereof and technology related thereto.

     1.14 "Net Sales" shall mean the gross ex-works invoice sales price for the Licensed Products sold by Teva, its Affiliates and/or its and their Sublicensees less (i) customs duties and sales taxes (including value added tax), if any, related to the sale of the Licensed Products separately stated on the invoice,
(ii) any amounts allowed by reason of rejections and return of goods in respect of the Licensed Products; (iii) all customary and reasonable trade, cash, or quantity credits and/or cash discounts and/or retroactive price reductions relating to the Licensed Products; (iv) amounts to be deducted resulting from any bona fide refunds, rebate programs, third party rebates and chargebacks related to the sale of the Licensed Products; and (v) royalties paid by Teva and/or its Affiliates to Third Parties under licenses of intellectual property rights, which licenses are required, in the opinion of Teva's counsel, in order to avoid infringment of the Third Party's rights as a result of the practice by Teva and/or its Affiliates of the rights granted by AutoImmune under Section 2.1. The transfer of the Licensed Products by Teva or one of its permitted Sublicensees to (i) an Affiliate of Teva or (ii) another permitted Sublicensee of Teva shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price by the Affiliate or permitted Sublicensee to its customer, less the deductions allowed under this Section. Every other commercial use or disposition of Licensed Products by Teva or, to the extent permitted under
Article 2, by permitted Sublicensees of Teva, other than reasonable quantities of promotional samples or bona fide sale to a bona fide customer shall be considered a sale of the Licensed Products at the weighted average Net Sales price then being invoiced by the seller in arm's length transactions.

     1.15 "Oral Tolerance Technology" means all methods or formulations which are useful for treating or in preparing a formulation for treating inflammatory disorders by mucosal administration of an antigen, autoantigen, or fragment, derivative or analog thereof derived from or incorporating AutoImmune Technology.

     1.16 "Patent Rights" shall mean the United States and foreign patent applications set forth in Exhibit A hereto; any other United States and foreign patent applications owned or controlled by, or licensed (with the right to sublicense) to, AutoImmune and/or its Affiliates during the term of this Agreement necessary or useful for the manufacture, use or sale of Licensed Products; any division, continuation or continuation-in-part of any such applications; any foreign patent applications corresponding to any such patent applications; and any U.S. or foreign patents or the equivalent thereof issuing thereon or any reissue or extension thereof; provided, however, that Patent Rights shall not include AutoImmune Synergist Technology.

     1.17 "Sublicense" shall mean the grant by Teva or AutoImmune to a Third Party of the rights granted to AutoImmune or Teva under this Agreement to manufacture and sell to Third Parties Licensed Products. For purposes of this Agreement, formulating a Licensed Product only shall be deemed to also mean manufacture of the Licensed Product. A "Sublicensee" shall mean any Third Party to which a Sublicense is granted.

     1.18 "Synergist Technology" shall mean all methods or formulations that incorporate or use an agent in combination with a Licensed Product to increase the efficacy of a Licensed Product owned or controlled by or licensed to Teva and/or its Affiliates.

     1.19 "Third Party" shall mean any entity other than AutoImmune or Teva and their respective Affiliates.

     1.20 "Valid Claim" shall mean either (a) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid or not to encompass glatiramer acetate-like substances or MG peptide-like substances by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application.

                          ARTICLE 2.  LICENSE GRANTS

     2.1 GRANT OF LICENSE RIGHTS BY AUTOIMMUNE TO TEVA. Subject to the provisions of Section 2.3 and Section 5.1.2, AutoImmune hereby grants to Teva
(a) the sole exclusive worldwide right and license under the Patent Rights and AutoImmune Technology to use, manufacture, have manufactured, distribute for sale and sell orally-administered Licensed Products for use in the Field and (b) a non-exclusive worldwide right and license under the Patent Rights and AutoImmune Technology to use, manufacture, distribute for sale and sell mucosally-administered Licensed Products for use in the Field which are not covered by the license in subclause (a) above. If following the Effective Date AutoImmune and/or its Affiliates develops or licenses any invention, trade secret, copyrights, know-how, data or intellectual property rights from a Third Party which would constitute Patent Rights and/or AutoImmune Technology, AutoImmune shall promptly notify Teva in writing of such license or development describing in reasonable detail the subject matter thereof and shall provide
reasonable responses to Teva's reasonable inquiries, and [             ] after
receipt of such notice, Teva shall have the right to advise AutoImmune in writing that it does not wish to have the intellectual property specified in Teva's written notice constitute Patent Rights and/or AutoImmune Technology. If Teva timely furnishes such notice, Teva shall have no rights under this Agreement to the specified intellectual property. If Teva does not furnish such
notice [               ] after its receipt of AutoImmune's written notice, the
intellectual property specified in AutoImmune's written notice shall constitute Patent Rights and/or AutoImmune Technology, as the case may be.

     2.2 SUBLICENSES. Teva shall have the right to grant Sublicenses under the Patent Rights and the AutoImmune Technology to Affiliates of Teva. Teva shall also have the right to grant Sublicenses under the Patent Rights and the AutoImmune Technology to Third Parties approved by AutoImmune in writing (such approval not to be unreasonably withheld) under the same terms and conditions (to the extent applicable) as apply to Teva hereunder. Teva shall give written notice to AutoImmune of Teva's intention to grant a Sublicense to a Third Party, said
notice to be given at least [        ] before the effective date of said
Sublicense, and AutoImmune shall be deemed to have approved the Third Party
unless within [                  ] after receipt of Teva's written notice,
AutoImmune advises Teva in writing that it does not approve the Third Party and specifies in reasonable detail the reasons for its objection. Any objection which AutoImmune may have to the Third Party shall be dealt with pursuant to
Section 10.6 hereinbelow except that if the parties are not able to resolve the matter pursuant to Section 10.6.1, the parties will proceed to binding arbitration pursuant to Section 10.6.3. Teva shall be responsible for the performance by its Sublicensees of all obligations imposed under the terms of this Agreement.

     2.3 RESERVED RIGHTS OF THE U.S. GOVERNMENT AND BRIGHAM & WOMEN'S HOSPITAL. Teva acknowledges that the license granted herein is subject to rights of the United States Government under 35 U.S.C. (S)(S)200-212 and a license retained by the Brigham & Women's Hospital to use technology developed at the institution for its own internal research purposes.

     2.4  SALES OBLIGATIONS.

          (a) Teva agrees to use commercially reasonable efforts, at no expense to AutoImmune, to sell, either directly or indirectly, the Licensed Products to obtain maximum sales of the Licensed Products. What shall constitute "commercially reasonable efforts" shall be determined with reference to objective industry practices.

          (b) Teva shall have no obligation to sell, either directly or indirectly, Licensed Products in any country where it is not commercially reasonable to do so.

     2.5 TEVA'S RIGHTS. Teva shall have the right to develop and sell in any country whatsoever any products competitive with the Licensed Products.

     2.6 SALES PRICE. AutoImmune shall not have the right to set the sales prices of the Licensed Products.

     2.7 CO-PROMOTIONAL RIGHTS. At AutoImmune's request, Teva shall in good faith consider granting co-promotional rights for AutoImmune and/or its Affiliates in the U.S. for Licensed Products following Final Market Approval in the U.S. for the Licensed Product.

     2.8 NO OTHER TECHNOLOGY RIGHTS. Except as otherwise expressly provided in this Agreement, under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, pending patent applications, products or biological materials of the other party, including items owned, controlled or developed by the other party, or transferred by the other party to said party, at any time pursuant to this Agreement.

     2.9 AUTOIMMUNE SYNERGIST TECHNOLOGY. AutoImmune Synergist Technology is not included in the license granted to Teva in Section 2.1 and AutoImmune shall be free to license and develop the AutoImmune Synergist Technology with Third Parties. [Two sentences omitted].

     2.10 AUTOIMMUNE INFORMATION EXCHANGE; REPORTS. Once every [             ]
following the Effective Date, AutoImmune shall provide Teva with a reasonably detailed written report describing all Patent Rights and/or AutoImmune Technology developed by, or licensed (with the right to sublicense) to, AutoImmune during the preceding twelve months. As soon as is reasonably practicable following delivery of each such report, representatives of the parties shall meet to discuss each such report. The site of the meetings shall be alternatively selected by AutoImmune and Teva.

                 ARTICLE 3.  EFFORTS DURING DEVELOPMENT PHASE

     3.1 DILIGENT EFFORTS OF TEVA. (a) During the Development Phase and thereafter, Teva agrees, at its own expense, to use diligent efforts to perform research, preclinical development and clinical development with respect to Licensed Products and to seek and use commercially reasonable efforts to obtain Final Marketing Approvals for Licensed Products in the U.S., Canada and the European Union at the earliest practicable date. Teva shall have sole responsibility for filing and obtaining health registrations for and all other approvals necessary to market all Licensed Products and shall have sole rights to any such health registrations and approvals which it obtains. The standard for judging diligent efforts in clinical development are described in subsection
(b) below.

          (b) Teva shall request a meeting with the FDA within [           ] of
the Effective Date, which time period may be extended by mutual agreement of the parties, [Remainder of paragraph and one additional paragraph omitted].

          (c) In the event Teva is in breach of subsection (b) above and such
breach continues for [       ] or more following notice from AutoImmune
specifying that such breach has occurred and the nature thereof, AutoImmune shall have the right, as its sole remedy for such breach, to terminate this Agreement upon written notice to Teva.

     3.2 TEVA INFORMATION EXCHANGE, REPORTS. During the Development Phase and thereafter, Teva shall keep AutoImmune informed as to its progress related to the Licensed Products, including but not limited to prompt disclosure of any information on adverse reactions (AutoImmune shall have a corresponding obligation to make prompt disclosure to Teva of any information on adverse reactions) and summarized results of all preclinical or clinical studies or tests performed by Teva or its Affiliates and sublicensees. Once every [
          ] following the Effective Date, Teva shall provide AutoImmune with a reasonably detailed development plan
for the forthcoming [             ] and a reasonably detailed report describing
Teva's progress during the preceding [         ] with respect to Teva's efforts
under this Agreement. As soon as is reasonably practicable following delivery of each such plan and report, representatives of the parties shall meet to discuss each such plan and report. The site of the meetings shall be alternatively selected by AutoImmune and Teva.

     3.3 RIGHT TO USE DATA. AutoImmune shall provide Teva full access to all of its notes, data and other information relating to Licensed Products in the Field, including, without limitation, all preclinical and clinical information relating to Myloral(R). Teva shall maintain all preclinical and clinical information and data which Teva generates in connection with Licensed Products during the course of preclinical and clinical trials conducted during the Development Phase, and Teva shall grant AutoImmune a non-exclusive, worldwide, royalty-free license to any such preclinical and clinical data and information, including the right to sublicense; during the term of this Agreement, such license and sublicense shall be for use only outside the Field. In no event shall such license by Teva cover market research or sales data for any country acquired or obtained by Teva. In the event this Agreement expires in its entirety in accordance with Section 9.1 or is terminated other than by Teva pursuant to Section 9.2.1, AutoImmune shall retain such license and shall have unrestricted access to and use of such information and data for any purpose, including any regulatory purpose. Any sublicense granted by AutoImmune under this Section 3.3 shall contain confidentiality provisions no less restrictive than Article 6.

     3.4 AVAILABILITY OF EMPLOYEES AND CONSULTANTS. At Teva's expense, AutoImmune agrees to make its employees and consultants reasonably available at their respective places of employment or at Teva's facilities to consult with Teva (a) on issues arising during the Development Phase in connection with any request from any regulatory agency, including regulatory, scientific, technical and clinical testing issues or (b) to provide information reasonably requested by Teva with respect to Patent Rights and/or AutoImmune Technology, unless AutoImmune reasonably determines in good faith that such requests are unduly burdensome.

     3.5 ATTENDANCE AT REGULATORY MEETINGS. Teva will provide AutoImmune with reasonable prior notice of all meetings between its representatives and regulatory authorities regarding marketing approval of the Licensed Products. AutoImmune shall have the right to have a representative present at all important meetings; provided, however, that Teva may revoke this right with respect to any particular meeting if, in its good faith reasonable judgment, the presence of AutoImmune will be a detriment to the success of the meeting. AutoImmune will furnish, at Teva's request, a representative to attend regulatory meetings of Teva regarding marketing approvals of the Licensed Products.

                             ARTICLE 4.  PAYMENTS

     4.1  MILESTONE PAYMENTS.  Subject to the following provisions of this
Section 4.1, upon the achievement of each of the milestones set forth below, Teva shall make the corresponding payment stated below:

        MILESTONE                                              PAYMENT

        (a)  Final Marketing Approval for the first          [         ]
             Licensed Product for the treatment of
             multiple sclerosis in the U.S. or any member state of the European Union

        (b)  Final Marketing Approval for the first          [         ]
             Licensed Product for the treatment of
             myasthenia gravis in the U.S. or any member state of the European Union

        (c)  Final Marketing Approval for the first          [         ]
             Licensed Product for an indication other than the treatment of multiple sclerosis or myasthenia gravis in the U.S. or any member state of the European Union


     [One paragraph omitted].

     The milestone payments shall be paid in United States dollars by certified or bank check or wire transfer [remainder of sentence omitted]. Payments made by Teva to AutoImmune pursuant to this Section 4.1 are not refundable under any
circumstances and, [                      ], will not be credited against
payments due to AutoImmune pursuant to Section 4.2 or Section 4.3.

     4.2 ROYALTIES. Following the First Commercial Sale of a Licensed Product, eva will pay, on a quarterly basis [
                   ], a royalty in the amounts set forth below on Net Sales of the Licensed Product during the previous quarter.

          4.2.1 ROYALTY CALCULATION. In consideration of the licenses granted to Teva, subject to the provisions of Section 4.2.2, Teva shall pay to AutoImmune a royalty at the rates set forth on Exhibit B of the Net Sales of the Licensed Products sold by Teva, its Affiliates and/or Sublicensees. Non-binding examples of the calculations contemplated herein are set forth in Exhibit C for illustrative purposes only.

          4.2.2  [Subsection consisting of two sentences omitted].

          4.2.3 ROYALTY REPORTS, EXCHANGE RATES. During the term of this Agreement following the First Commercial Sale of a Licensed Product, Teva shall
within [                           ] after each calendar quarter furnish to
AutoImmne a written quarterly report showing: (i) the gross sales of the Licensed Products sold by Teva, its Affiliates, and its Sublicensees during the reporting period and the calculation of Net Sales from such gross sales; (ii) the royalty due thereon; (iii) withholding taxes, if any, required by law to be deducted in respect of such royalties; and (iv) the exchange rates used in determining the amount of United States dollars. All sales in currencies other than United States dollars shall be converted into United States dollars calculated at the average of the exchange rates published in The Wall Street Journal on the first and last days of the calendar quarter. If no royalty is due for any royalty period hereunder, Teva shall so report. Teva shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

          4.2.4 AUDITS. Upon the written request of AutoImmune, Teva shall permit an independent public accountant selected by AutoImmune and acceptable to Teva, which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours to such records of Teva as may be reasonably necessary to verify the accuracy of the royalty reports described herein, in respect of any calendar year ending not more than [
             ] prior to the date of such request. All such verifications shall be conducted at AutoImmune's expense and not more than once in each calendar year. In the event such AutoImmune representative concludes that additional royalties were owed to AutoImmune during such period, the additional royalty
shall be paid by Teva within [            ] of the date AutoImmune delivers to
Teva such representative's written report so concluding, and in the event such AutoImmune representative concludes Teva overpaid royalties to AutoImmune during
suchperiod, the overpayment shall be repaid to Teva within [           ] of the
date AutoImmune delivers to Teva such representative's report so concluding. The fees charged by such representative shall be paid by AutoImmune unless the audit discloses that the royalties payable by Teva for the audited period are
incorrect by more than [              ], in which case Teva shall pay the
reasonable fees and expenses charged by such representative. Teva shall include in each Sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to Teva, to keep and maintain records of sales made pursuant to such Sublicense and to grant access to such records by AutoImmune's representatives to the same extent required of Teva under this Agreement. AutoImmune agrees that all information subject to review under this
Section 4.2.4 or under any Sublicense is confidential and that AutoImmune shall cause its representatives to retain all such information in confidence for the
effective term of this Agreement and for a period of [            ] following
the termination or expiration of this Agreement.

          4.2.5 FOREIGN ROYALTIES. If royalties are due AutoImmune hereunder for sales of Licensed Products in a country in which, by reason of currency regulations or taxes of any kind, it is impossible or illegal for Teva, its Affiliates and/or Sublicensees to transfer royalty payments to AutoImmune for Net Sales in that country, such royalties shall be deposited in whatever currency is allowable by the person or entity not able to make the transfer for the benefit or credit of AutoImmune in an accredited bank in that country that is acceptable to AutoImmune.

          4.2.6 WITHHOLDING TAXES. Teva shall deduct any withholding taxes from payments due AutoImmune hereunder required under law with respect to such payments and shall pay them to the proper tax authorities as required by applicable laws. Teva shall maintain official receipts of payment of any withholding taxes and forward these receipts to AutoImmune within [
     ]. The parties will exercise diligent efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any treaties applicable to any payment made hereunder.

          4.2.7  INTEREST ON LATE PAYMENTS. Any payments by one party to the
other that are not paid on or before the [           ] after the date such
payments are due under this Agreement shall bear interest at the lower of (a) the maximum rate permitted by applicable law and (b) two (2) percentage points above the prime rate of interest reported from time to time by The Wall Street Journal, calculated on the number of days payment is delinquent.

     4.3 SUBLICENSES. If Teva Sublicenses any of the rights granted to it under this Agreement, in addition to the royalties payable to AutoImmune pursuant to
Section 4.2 based upon Net Sales by the Sublicensee, Teva shall pay to
AutoImmune [             ] of the fair market value of all non-royalty
consideration received by Teva or its Affiliates on account of such Sublicense.

                       ARTICLE 5.  INTELLECTUAL PROPERTY

     5.1. FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS.

          5.1.1 PROSECUTION AND MAINTENANCE. (a) AutoImmune shall be responsible for the filing, prosecution and maintenance of the Patent Rights in its own name. Subject to the following provisions of this Section 5.1.1, Teva
shall reimburse [              ] of AutoImmune's costs and expenses incurred
after the Effective Date in filing a patent application which is included in the Patent Rights, prosecuting any patent applications included in the Patent Rights, and maintaining any issued patents included in the Patent Rights; provided, however, that in no event shall Teva be required to pay under this
Section 5.1.1(a) more than [portion of sentence omitted] following the Effective Date or more than [remainder of sentence omitted]. AutoImmune shall furnish Teva with such information as Teva shall reasonably request with respect to the costs and expenses to be reimbursed and Teva shall make such reimbursement within [
                 ] after AutoImmune's request therefor. Teva shall have audit rights with respect to any such reimbursements as provided in Section 4.2.4. Any late payments shall bear interest as provided in Section 4.2.7.

          (b) In the event AutoImmune proposes to license any of the Patent Rights to a Third Party outside the Field or those Patent Rights which are described in Section 2.1(b) for use inside the Field, AutoImmune shall use reasonable efforts to cause the Third Party to agree to reimburse AutoImmune's costs and expenses thereafter incurred in filing a patent application which is included in the Patent Rights, prosecuting any patent applications included in the Patent Rights, and maintaining any issued patents included in the Patent Rights, and to the extent the Third Party agrees to so reimburse AutoImmune, Teva's obligation to reimburse AutoImmune under this Section 5.1.1 shall be eliminated or reduced accordingly.

          (c) In the event AutoImmune licenses any of the Patent Rights to a Third Party outside the Field or those Patent Rights which are described in
Section 2.1(b) for use inside the Field, and receives royalties or other non-royalty consideration as a result, AutoImmune shall pay to Teva, beginning with the first royalties or other non-royalty consideration received by AutoImmune, [remainder of sentence omitted]. Such payments shall reimburse Teva for all amounts paid by Teva to AutoImmune pursuant to Section 5.1.1(a). When reimbursement in full has been made, AutoImmune's obligations to make further payments under this Section 5.1.1(c), and Teva's obligations to make further payments to AutoImmune under Section 5.1.1(a), shall terminate.

          (d) Teva shall be kept informed of all activities of AutoImmune covered by Section 5.1.1(a) and, without limitation of the foregoing, shall be provided with copies of all filings proposed to be made by AutoImmune in appropriate jurisdictions in sufficient time to reasonably permit Teva to comment thereon. AutoImmune shall consider in good faith (i) all suggested comments timely received from Teva and (ii) all suggestions made by Teva as to the jurisdictions in which filings should be made.

          5.1.2 ABANDONMENT; FAILURE TO PAY. AutoImmune agrees that it will not abandon the prosecution of any patent applications included within the Patent Rights nor shall it fail to make any payment or fail to take any other action necessary to maintain a patent under the Patent Rights unless it has notified Teva in sufficient time for Teva to assume such prosecution or make such payment. If AutoImmune elects not to continue to seek or maintain patent protection on any patent or patent application included in the Patent Rights, Teva shall have the right, at its option and expense, but in the name of AutoImmune, to prepare, file, prosecute (including oppositions) and maintain such patent applications and patents; provided, however, that the rights of the parties with respect to any such Patent Rights in all other respects shall be as described in this Agreement. If Teva exercises its rights under this Section
5.1.2 with respect to any Patent Rights, (a) such Patent Rights shall thereupon cease to be Patent Rights for purposes of this Agreement for purposes of royalty obligations and (b) Teva shall be thereupon deemed to have a fully-paid up, royalty-free, world-wide license under such Patent Rights. If AutoImmune subsequently licenses such Patent Rights to a Third Party, all consideration received by AutoImmune from the Third Party for such license shall be [
] by AutoImmune and Teva.

          5.1.3 COOPERATION. Each party shall make available to the other party (or to the other party's authorized attorneys, agents or representatives), its employees, agents or consultants to the extent reasonably necessary or appropriate to enable the appropriate party to file, prosecute and maintain patent applications and resulting patents as set forth in this Section 5.1 for periods of time reasonably sufficient for such party to obtain the assistance it needs from such personnel.

Where appropriate, each party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other party.

      5.2 INFRINGEMENT BY OTHERS.

          5.2.1 PROSECUTION BY AUTOIMMUNE. AutoImmne and Teva shall each promptly notify the other in writing of any alleged or threatened infringement of patents or patent applications included in the Patent Rights licensed hereunder to Teva of which they become aware, and the parties shall consult concerning the action to be taken. AutoImmune shall have the right, but not the obligation, to prosecute at its own expense any such infringement. If AutoImmune shall prosecute any such infringement, Teva shall have the right at its expense to join any suit or action brought by AutoImmune, but AutoImmune shall have the sole right to control the suit or action in consultation with Teva. [ Sentence omitted]. Any recovery or damages derived from such action shall first be used to reimburse the parties for all legal expenses relating to the suit and
thereafter shall be [                 ] by AutoImmune and Teva.

          5.2.2  PROSECUTION BY TEVA. If, within [                 ] after
AutoImmune first becomes aware of any infringement of the Patent Rights, AutoImmune declines to prosecute such infringement or fails to cause such infringement to terminate or to bring or diligently prosecute a suit or action to compel termination, Teva shall have the right, but not the obligation, to bring such suit or action to compel termination at the sole expense of Teva. In such event, Teva shall have the right to bring such suit or action in the name of AutoImmune. AutoImmune shall have the right to join any such suit or action brought by Teva at AutoImmune's expense, but Teva shall have the sole right to control the suit or action in consultation with AutoImmune. Any recovery or damages derived from such action shall first be used to reimburse the parties for all legal expenses relating to the suit and thereafter shall be [remainder of sentence omitted]. No settlement, consent, judgement or other voluntary final disposition of the suit may be entered into without the consent of AutoImmune, which consent shall not unreasonably be withheld.

     5.3 DECLARATORY ACTIONS. In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights shall be brought against either of the parties, such party shall notify the other party in writing, and the parties shall consult concerning the action to be taken.
AutoImmune, at its sole option, shall have the right, within [           ] after
commencement of such action, to intervene, take over and duly prosecute, as applicable, the sole defense of the action at its own expense. Teva shall have no obligation to defend any such action, but Teva shall have the right, at its own expense, to join in the defense of any such suit or action or to defend any
such action if AutoImmune has decided not to do so within [             ] after
AutoImmune first becomes aware of the action.

     5.4 INFRINGEMENT ACTION AGAINST TEVA OR AUTOIMMUNE. (a) In the event that a suit or action is brought against Teva alleging infringement of any third-party patent right as a result of the exercise of Teva's rights under Section 2.1, Teva shall have the exclusive right to defend such suit or action at its sole expense. AutoImmune will confer with and assist Teva, at AutoImmune's expense, in the conduct or settlement of such defense. AutoImmune shall have the right to be represented in such suit or action by advisory counsel at its expense. Teva shall not have the right to settle any such suit or action without the prior written consent of AutoImmune if as a result of such settlement AutoImmune would be obligated to make any payment, assume any obligation, part with any property or interest therein, be subject to any injunction or order, grant any license or other right under the Patent Rights, or acknowledge the invalidity of any of the Patent Rights. Any recovery or damages obtained by Teva in relation to any counterclaim or the like filed by Teva in such suit shall be applied first in satisfaction of any expenses and legal fees of Teva relating to the suit. Any recovery or damages still remaining shall be shared [remainder of sentence omitted].

     (b)  AutoImmune shall with reasonable promptness apprise Teva in writing
(i) in the event a suit or action is brought against AutoImmune alleging infringement of any third-party patent right licensed to Teva under Section 2.1 and (ii) of all material developments in such suit or action.

     5.5 COOPERATION. In any infringement suit either party may institute to enforce or defend the Patent Rights or in which either party defends claims of infringement of third-party patents pursuant to this Agreement or in any declaratory judgment action defended by a party, the other party shall, at the request of the party initiating or defending such suit, cooperate at its expense in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like.

     5.6 IMPROVEMENTS. Teva hereby grants AutoImmune a non-exclusive worldwide license to use, manufacture, have manufactured, distribute for sale, and/or sell Improvements (whether patentable or not) developed during the term of this Agreement; during the term of this Agreement, such license shall be for use only outside the Field. The royalty rate and terms and conditions for an agreement (which terms and conditions other than financial terms and conditions shall be consistent with this Agreement) for such license shall be negotiated in good faith between the parties. The license granted under this
Section 5.6 shall permit AutoImmune to sublicense its license rights to Improvements provided that the sublicensee has agreed to license AutoImmune (and through AutoImmune to Teva within the Field) any inventions, whether or not patentable, information, know-how and data of any kind owned or controlled by, or licensed (with the right to sublicense) to the sublicensee for use in connection with Oral Tolerance Technology. AutoImmune shall use commercially reasonable efforts to obtain such a right from a potential sublicensee. Any sublicense granted by AutoImmune under this Section 5.6 shall contain confidentiality provisions no less restrictive than Article 6. If AutoImmune does sublicense its rights to Improvements, Teva shall be entitled to receive [
                      ] of any royalty stream or other non-royalty consideration which AutoImmune obtains from its sublicensee for such Improvements. In the event this Agreement expires in its entirety in accordance with Section 9.1 or is terminated other than by Teva pursuant to Section 9.2.1, AutoImmune shall retain such license, subject to the payment of royalties and other terms and conditions as specified in such license.

                          ARTICLE 6.  CONFIDENTIALITY

     6.1  NONDISCLOSURE OBLIGATIONS.

          6.1.1  GENERAL. Except as otherwise provided in this Article 6, during
the term of this Agreement and for a period of [           ] thereafter, both
parties shall maintain in strict confidence and use only for purposes specifically authorized under this Agreement (i) information and data received from the other party resulting from or related to the development of the Licensed Products and (ii) all information and data not described in clause (i) but supplied by the other party under this Agreement. For purposes of this
Article 6, information and data described in clause (i) or (ii) shall be referred to as "Information".

          6.1.2 LIMITATIONS. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a party may disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, Information it is otherwise obligated under this Section 6.1 not to disclose on a need-to-know basis on condition that such entities or persons agree to keep the Information confidential for the same time periods and to the same extent as such party is required to keep the Information confidential; and a party or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials of, and to commercially market, the Licensed Products. The obligation not to disclose Information shall not apply to any part of such Information that: (i) is or becomes part of the public domain other than by unauthorized acts of the party obligated not to disclose such Information or its Affiliates or sublicensees; (ii) can be shown by written documents to have been disclosed to the receiving party or its Affiliates or sublicensees by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from the other party under this Agreement pursuant to a confidentiality agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving party or its Affiliates or sublicensees, provided such Information was not obtained directly or indirectly from the other party under this Agreement pursuant to a confidentiality agreement; (iv) can be shown by written documents to have been independently developed by the receiving party or its Affiliates without breach of any of the provisions of this Agreement; or
(v) is disclosed by the receiving party pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law, provided that the receiving party notifies the other party immediately upon receipt thereof and provided further that the disclosing party furnishes only that portion of the Information which it is advised by counsel is legally required.

     6.2 TERMS OF THIS AGREEMENT. Except as provided in Section 10.7 hereof, AutoImmune and Teva each agree not to disclose any specific terms or conditions of this Agreement to any Third Party without the prior written consent of the other party, except as required by applicable law or pursuant to a confidentiality agreement with a potential source of financing or merger partner no less restrictive than this Article 6. If either party determines that it is required to file with the Securities and Exchange Commission or other governmental agency this Agreement for any reason, such party shall request confidential treatment of such portions of this Agreement as it and the other party shall together determine. Notwithstanding the foregoing, prior to execution of this Agreement, AutoImmune and Teva shall agree in writing upon the substance of information that can be used as a routine reference in the usual course of business to describe the terms of this transaction, and AutoImmune and Teva may disclose such information, as modified in writing by mutual agreement from time to time, without the other party's consent.

     6.3  PUBLICATIONS.

          6.3.1 PROCEDURE. Each party recognizes the mutual interest in obtaining patent protection for inventions which arise under this Agreement. In the event that either party, its employees or consultants or any other Third Party under contract to such party wishes to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed under this Agreement (the "Publishing Party"), such party shall transmit to the other party (the "Reviewing Party") a copy of the proposed
written publication at least [                       ] prior to submission for
publication, or an abstract of such oral disclosure at least [               ]
prior to submission of the abstract or the oral disclosure, whichever is earlier. The

Reviewing Party shall have the right (a) to propose modifications to the publication for patent reasons (and in such case the Publishing Party shall comply and make such modifications), (b) to request a delay in publication or presentation in order to protect patentable information, or (c) to request that the information be maintained as a trade secret and, in such case, the Publishing Party shall not make such publication. If no request for delay is made by the Reviewing Party subject to (a), (b) or (c) hereinabove, then the proposed publication may be submitted for publication.

          6.3.2  DELAY. If the Reviewing Party requests a delay as described in
Section 6.3.1(b), the Publishing Party shall delay submission or presentation of
the publication for a period of [          ] to enable patent applications
protecting each party's rights in such information to be filed.

          6.3.3 RESOLUTION. Following a delay request pursuant to Section 6.3.2, upon the receipt of written approval of the Reviewing Party, the Publishing Party may proceed with the written publication or the oral presentation.

           6.3.4 NON-DEROGATION. Nothing in this Section 6 shall derogate or limit the scope of Section 10.7.

     6.4 PROHIBITION. The use by Teva, its Affiliates and sublicensees of the names "Brigham & Women's Hospital" and "Harvard Medical School" or any other academic or governmental installation wherein any of the Patent Rights or AutoImmune Technology has originated in connection with the licensure, marketing or sale of Licensed Products is expressly prohibited.

     6.5 INJUNCTIVE RELIEF. The parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any provisions of this Article 6 by either party or their employees, agent, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 6, without any requirement to post a bond.

                  ARTICLE 7.  REPRESENTATIONS AND WARRANTIES

     7.1 MUTUAL REPRESENTATIONS. AutoImmune and Teva each represent and warrant to the other with respect to Sections 7.1.1, 7.1.2, 7.1.3 and 7.1.4 and AutoImmune represents and warrants to Teva with respect to Sections 7.1.5, 7.1.6, 7.1.7 and 7.1.8 as follows:

          7.1.1 ORGANIZATION. It is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

          7.1.2 AUTHORIZATION. The execution, delivery and performance by it of this Agreement has been duly authorized by all necessary corporate action and does not violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter documents or any agreement or other instrument or obligation to which it is bound or its assets are subject.

          7.1.3 BINDING AGREEMENT. This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions.

          7.1.4 NO INCONSISTENT OBLIGATION. Except as provided in Section 2.3, it is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

          7.1.5 INEQUITABLE CONDUCT. AutoImmne has not knowingly withheld information which it knew was relevant and/or material from any U.S. government agency with regard to securing the Patent Rights. To AutoImmune's knowledge, it has complied in all material respects with the patent laws and requirements of all other countries.

          7.1.6 NON-INFRINGEMENT. To AutoImmune's knowledge, without having conducted an investigation and without having knowledge as to the specific Licensed Product which will ultimately be sold and except for patents which may be owned by Third Parties covering glatiramer acetates, AutoImmune is not aware of any patent owned by a Third Party which would be infringed by the exercise by Teva of the rights granted to it under this Agreement.

          7.1.7 TITLE. Subject to the rights referred to in Section 2.3, AutoImmune has good and undivided title to the Patent Rights and AutoImmune Technology and the right to grant the licenses granted under this Agreement, it being understood that this Section is not intended to cover any matter relating to validity or infringement, which matters are covered by Sections 7.1.5 and 7.1.6.

          7.1.8 DISCLOSURE. AutoImmune shall make reasonably diligent efforts to disclose or make available to Teva all AutoImmune Technology as of the Effective Date.

      7.2 LIMITATIONS.

          7.2.1 DISCLAIMER OF WARRANTY. Except as provided in Section 7.1, the rights granted by AutoImmune to Teva and by Teva to AutoImmune herein are provided WITHOUT REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED. EXCEPT AS PROVIDED IN SECTION 7.1, THE PARTIES MAKE NO REPRESENTATION OR WARRANTY THAT EXERCISE OF THE RIGHTS GRANTED IN THIS AGREEMENT WILL NOT INFRINGE ANY THIRD-PARTY OR OTHER PROPRIETARY RIGHT. EXCEPT AS PROVIDED IN SECTION 7.1, AUTOIMMUNE ASSUMES NO RESPONSIBILITY WHATSOEVER WITH RESPECT TO THE PATENT RIGHTS OR AUTOIMMUNE TECHNOLOGY, OR THE USE THEREOF, OR THE MANUFACTURE, POSSESSION, USE, MARKETING, SALE OR OTHER DISPOSITION, BY TEVA OR ANYONE ELSE, OF LICENSED PRODUCT(S). EXCEPT AS PROVIDED IN SECTION 7.1, TEVA ASSUMES NO RESPONSIBILITY WHATSOEVER WITH RESPECT TO THE IMPROVEMENTS, OR THE USE THEREOF, OR THE MANUFACTURE, POSSESSION, USE, MARKETING, SALE OR OTHER DISPOSITION, BY AUTOIMMUNE OR ANYONE ELSE, OF AUTOIMMUNE PRODUCTS. Without limitation of the generality of this Section, nothing contained herein or in the Patents Rights or AutoImmune Technology or in the Improvements or in the information or data licensed by Teva under Section 3.3 shall be construed as extending any representation or warranty with respect to any of the foregoing or the results to be obtained thereby.

          7.2.2 DISCLAIMER OF CERTAIN DAMAGES. (a) IN NO EVENT WILL AUTOIMMUNE BE LIABLE TO TEVA OR ANY OTHER PARTY, REGARDLESS OF THE CAUSE OR THEORY OF ACTION (WHETHER CONTRACT, TORT INCLUDING WITHOUT LIMITATION STRICT LIABILITY AND NEGLIGENCE, OR OTHERWISE) FOR ANY INCIDENTAL, SPECIAL, PUNITIVE, CONSEQUENTIAL OR OTHER EXTRAORDINARY DAMAGES RESULTING FROM OR ARISING UNDER THIS AGREEMENT INCLUDING WITHOUT LIMITATION THE EXERCISE BY TEVA, ITS AFFILIATES AND/OR SUB-LICENSEES OF THE RIGHTS GRANTED IN THIS AGREEMENT, THE USE BY TEVA, ITS AFFILIATES AND/OR SUB-LICENSEES OF PATENT RIGHTS OR AUTOIMMUNE TECHNOLOGY, OR THE MANUFACTURE, SALE OR USE BY TEVA, ITS AFFILIATES AND/OR SUB-LICENSEES OF LICENSED PRODUCTS. THE FOREGOING PROVISIONS OF THIS CLAUSE (A) SHALL NOT APPLY TO ANY CLAIMS, LIABILITIES, DAMAGES OR EXPENSES ARISING BY REASON OF AUTOIMMUNE'S BREACH OF THIS AGREEMENT.

          (b) IN NO EVENT WILL TEVA BE LIABLE TO AUTOIMMUNE OR ANY OTHER PARTY, REGARDLESS OF THE CAUSE OR THEORY OF ACTION (WHETHER CONTRACT, TORT INCLUDING WITHOUT LIMITATION STRICT LIABILITY AND NEGLIGENCE, OR OTHERWISE) FOR ANY INCIDENTAL, SPECIAL, PUNITIVE, CONSEQUENTIAL OR OTHER EXTRAORDINARY DAMAGES RESULTING FROM OR ARISING UNDER THIS AGREEMENT INCLUDING WITHOUT LIMITATION THE EXERCISE BY AUTOIMMUNE, ITS AFFILIATES AND/OR SUB-LICENSEES OF THE RIGHTS GRANTED IN THIS AGREEMENT, THE USE BY AUTOIMMUNE, ITS AFFILIATES AND/OR SUB-LICENSEES OF IMPROVEMENTS, OR INFORMATION OR DATA LICENSED BY TEVA UNDER SECTION
3.3 OR THE MANUFACTURE, SALE OR USE BY AUTOIMMUNE, ITS AFFILIATES AND/OR SUB-LICENSEES OF AUTOIMMUNE PRODUCTS. THE FOREGOING PROVISIONS OF THIS CLAUSE (B) SHALL NOT APPLY TO ANY CLAIMS, LIABILITIES, DAMAGES OR EXPENSES ARISING BY REASON OF TEVA'S BREACH OF THIS AGREEMENT.

          7.2.3 FURTHER LIMITATIONS. Except as provided in Sections 7.1.5, 7.1.6, 7.1.7 and 7.1.8, nothing in this Agreement shall be construed as:

          (a) a warranty or representation by AutoImmune as to the validity or scope of any Patent Rights or by Teva as to the validity or scope of the Improvements or other information or data licensed by Teva under Section 3.3; or

          (b) a warranty or representation that anything made, used, sold or otherwise disposed of under the rights granted in this Agreement is or will be free from infringement of a third-party patent or other proprietary right; or

          (c) a warranty or representation that any of the AutoImmune Technology or Improvements or information or data licensed by Teva under
     Section 3.3 has not been, or may not hereafter be, developed independently by a Third Party; or

          (d) conferring by implication, estoppel or otherwise any license or other right under patents or technology of AutoImmune except for activities within the Field or to AutoImmune under patents or technology of Teva and/or its Affiliates except as expressly set forth in this Agreement; or

          (e) a warranty or representation by Teva that Licensed Products will actually receive Final Marketing Approval and/or be sold.

                             ARTICLE 8.  INDEMNITY

      8.1 TEVA INDEMNITY OBLIGATIONS. Teva agrees to defend, indemnify and hold AutoImmune, its Affiliates and their respective directors, officers, employees and agents harmless against any and all Third Party claims, suits, losses, judgments, liabilities, damages, costs and fees (including but not limited to reasonable attorneys' fees) and expenses resulting from or arising out of (a) the breach by Teva of its representations and warranties in Section 7 or any other breach of this Agreement; (b) actual or asserted violations of any applicable law or regulation by Teva, its Affiliates or Sublicensees by virtue of which the Licensed Products manufactured, distributed or sold shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with such applicable law or regulation; (c) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of the Licensed Products by Teva, its Affiliates or Sublicensees; or
(d) a recall ordered by a governmental agency, or required by a confirmed failure, of Licensed Products manufactured, distributed, or sold by Teva, its Affiliates or Sublicensees.

      8.2 AUTOIMMUNE INDEMNITY OBLIGATIONS. AutoImmune agrees to defend, indemnify and hold Teva, its Affiliates and their respective directors, officers, employees and agents harmless against any and all Third Party claims, suits, losses, judgments, liabilities, damages, costs, fees (including but not limited to reasonable attorneys' fees) and expenses resulting from or arising out of (a) the breach by AutoImmune of its representations and warranties in
Section 7 or any other breach of this Agreement; (b) actual or asserted violations of any applicable law or regulation by AutoImmune, its Affiliates or Sublicensees by virtue of which the AutoImmune Products manufactured, distributed or sold shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with such applicable law or regulation; (c) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of the AutoImmune Products by AutoImmune, its Affiliates or Sublicensees; or (d) a recall ordered by a governmental agency, or required by a confirmed failure, of AutoImmune Products manufactured, distributed, or sold by AutoImmune, its Affiliates or Sublicensees.

      8.3 PROCEDURE. A party or any of its Affiliates or their respective employees or agents (the "Indemnitee") that intends to claim indemnification under this Article 8 shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and the Indemnitor. The indemnity agreement in this Article 8 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action shall not relieve the Indemnitor of any liability to the Indemnitee under this Article 8 except to the extent the Indemnitor has been prejudiced thereby. The Indemnitee and its employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. In the event that an Indemnitee claims indemnity from the Indemnitor and the Indemnitor is finally held liable to indemnify the Indemnitee, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity. If either counsel for Teva or counsel for AutoImmune represents both Teva and AutoImmune in any action to be indemnified under this
Article 8 or in any action under Article 5, the parties agree that they will not use that representation to disqualify that counsel in unrelated matters.

      8.4 INSURANCE. (a) Teva shall maintain appropriate product liability insurance with financially responsible insurance carriers covering AutoImmune as an additional insured with respect to development, manufacture and sales of the Licensed Products by Teva in such amount as Teva customarily maintains with respect to sales of its other products. Teva shall maintain such insurance covering AutoImmune as an additional insured for so long as it continues to manufacture or sell the Licensed Products, and thereafter for so long as Teva maintains insurance for itself covering such manufacture or sales.

     (b) AutoImmune shall maintain appropriate product liability insurance with financially responsible insurance carriers covering Teva as an additional insured with respect to development, manufacture and sales of the AutoImmune Products by AutoImmune, its Affiliates and Sublicensees in such amount as AutoImmune customarily maintains with respect to sales of its other products. AutoImmune shall maintain such insurance covering Teva as an additional insured for so long as it continues to manufacture or sell the AutoImmune Products, and thereafter for so long as AutoImmune maintains insurance for itself covering such manufacture or sales.

      8.5 LIMITATION. Except with respect to Sections 8.1(c) and 8.2(c), in no event shall either party be entitled to any consequential damages or other similar payment whatsoever from the other, whether in respect of goodwill, loss of profit or otherwise, pursuant to either Section 8.1 or 8.2.

                    ARTICLE 9.  EXPIRATION AND TERMINATION

      9.1 EXPIRATION. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 9, the term of Teva's obligation of royalty ayments pursuant to Section 4.2 hereof shall cease on [
               ] (a) with respect to royalties calculated on the basis of
Section 1 of Exhibit B, when there is no longer a Valid Claim with respect to the Licensed Product in the country in which the sales occur and (b) with respect to royalties calculated on the basis of Section 2 of Exhibit B, [
                            ] after the First Commercial Sale of the Licensed
Product in the country in which the sales occur. Teva shall have an irrevocable paid-up license thereafter for such Licensed Product in such country.

      9.2 TERMINATION.

          9.2.1 TERMINATION BY EITHER PARTY. Subject to the provisions of Sections 3.1 and 9.2.2, this Agreement may be terminated by either party (i) by reason of a material breach if the breaching party fails to remedy such breach
within [                      ] after receipt of written notice thereof by the
non-breaching party or (ii) upon bankruptcy, insolvency, dissolution or winding up of the other party.

          9.2.2 TERMINATION BY AUTOIMMUNE. This Agreement may be terminated by AutoImmune by written notice to Teva if Teva fails to make any expense or
royalty payment within [                   ] after such payment becomes payable
and such failure is not remedied within [                        ] after notice
thereof from AutoImmune, provided that Teva may remedy any such breach only once
in a period of [                            ] Any notice given by AutoImmune to
Teva under this Section 9.2.2 shall be sent by registered mail, return receipt requested, to the then effective address for Teva set forth in Section 10.4.

     9.3 SURVIVAL. The provisions of Articles 5 (excluding Section 5.6), 6, 7 and 8 and Sections 3.3, 4.1 (with regard to milestone payments due and unpaid),
4.2 (with respect to royalties accrued but not yet paid and with respect to Sections 4.2.3, 4.2.4, 4.2.5 and 4.2.6), 9.4, 10.6, 10.11 and this Section 9.3 shall survive the expiration or termination of this Agreement.

     9.4  NON-LIMITATION OF RIGHTS.  Termination of this Agreement pursuant to
Section 9.2 shall not be exclusive or prejudicial to any other rights or remedies of the non-defaulting party on account of the defaulting party's breach or default under this Agreement.

                          ARTICLE 10.  MISCELLANEOUS

     10.1 FORCE MAJEURE. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or be in breach of this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, act of God or acts, omissions or delays in acting by any governmental authority or the other party; provided, however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

     10.2 ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that either party may, without such consent, assign its rights and obligations under this Agreement (i) to any Affiliate or (ii) in connection with a merger, consolidation or sale of substantially all of such party's assets to an unrelated Third Party; provided, however, that such party's rights and obligations under this Agreement shall be assumed in writing by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. For purposes of this Section 10.2, any delegation of a portion of the party's rights or obligations hereunder shall not be deemed an assignment or other transfer.

     10.3 SEVERABILITY. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be held unenforceable or in conflict with applicable law or regulation, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

     10.4 NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

     If to AutoImmune:        AutoImmune Inc.
                              128 Spring Street
                              Lexington, MA 02421
                              U.S.A.
                              Attention: President
                              Telephone:  781 860 0710
                              Telecopy:   781 860 0705

     with a copy to:          Constantine Alexander, Esq.
                              Nutter, McClennen & Fish, LLP
                              One International Place
                              Boston, MA 02110-2699
                              U.S.A.
                              Telephone:  617 439 2595
                              Telecopy:   617 973 9748

     If to Teva:              Copaxone Division
                              Teva Pharmaceutical Industries, ltd.
                              Basel 5, P.O. Box 3190
                              Petah Tiqva 49131
                              Israel
                              Attention:  Vice President
                              Telephone: 972 3 926 7277
                              Telecopy:  972 3 926 7424

     with a copy to:          Peter Jakes, Esq.
                              Willkie, Farr & Gallagher
                              787 Seventh Avenue
                              New York, NY 10019-6099
                              U.S.A.
                              Telephone:  212 728 8000
                              Telecopy:   212 728 8111

     10.5 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of laws provisions thereof, provided, however, that the scope, validity and enforceability of patents shall be determined in accordance with the applicable laws of the countries in which such patents have been issued.

          10.6   DISPUTE RESOLUTION.

          10.6.1 GOOD FAITH ATTEMPT TO RESOLVE. The parties hereby agree that they will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations. If a controversy or claim should arise hereunder, the representatives of the parties will confer at least once and will attempt to resolve the matter. If the matter has not been
resolved within [                       ] of their first conference, the
representatives shall refer the matter to the Chief Executive Officer of AutoImmune and the Vice President of Teva's Copaxone Division (the "Officers").

          10.6.2 MEDIATION. Unless the parties agreed to proceed directly to binding arbitration pursuant to Section 10.6.3 below, if the matter has not been
resolved within [                ] days of the first conference of the Officers
(which period may be extended by mutual agreement), either party may request mediation, and in such case the parties agree to attempt in good faith to settle the matter by mediation to be held in accordance with the Commercial Mediation Rules (the "Mediation Rules") of the American Arbitration Association (the "Association") as the Mediation Rules then exist, in New York, New York, with the following deviations from the Mediation Rules. By mutual agreement, the parties shall select at least one qualified neutral mediator to serve who shall be an expert in the area of dispute. The party requesting mediation shall designate its nominee or nominees in the request, which shall be addressed to the Association with a simultaneous copy to the other party. The other party may accept a nominee of the requesting party or may designate its own nominee or nominees. The requesting party may accept a nominee of the other party or reject
the nominee. If within [                ] after the initial request for
mediation, the parties are unable to select a mutually satisfactory, qualified neutral expert mediator, a mediator shall be appointed by the Association according to the Mediation Rules.

          10.6.3 ARBITRATION. If the parties are unable to resolve the matter
through mediation within [                   ] after mediation has been
requested, the parties shall submit the dispute to arbitration and shall use their best efforts to cause such arbitration to be concluded and a decision
rendered within [               ] of the date of submission. The arbitration
shall be held in accordance with the Commercial Arbitration Rules of the Association (the "Arbitration Rules") as the Arbitration Rules then exist by one or more arbitrators appointed in accordance with the Arbitration Rules. The arbitration shall take place in New York, New York. Any decision or award resulting from the arbitration provided for herein shall be final and binding on the parties hereto. Judgment upon the arbitrator's award may be entered in any court of competent jurisdiction. The award of the arbitrator may include compensatory damages against either party, but under no circumstances will the arbitrator be authorized to, nor shall he, award punitive damages or multiple damages against either party.

           10.6.4 RIGHT TO SEEK INJUNCTIVE RELIEF. Notwithstanding the foregoing provisions of this Section 10.6, either party has the right to bring suit in a court of competent jurisdiction against the other party for (i) any breach of such other party's duties of confidentiality pursuant to Article 6 of this Agreement and (ii) any infringement of its own proprietary rights by the other party.

           10.6.5 NO OTHER PROCEEDINGS. The parties agree not to institute any litigation or other proceedings against each other in connection with this Agreement except as provided in this Section 10.6 unless this Agreement otherwise provides.

     10.7 PUBLIC ANNOUNCEMENTS. The parties agree that press releases and other announcements to be made by either of them in relation to this Agreement shall be subject to the written consent of the other party, which consent shall not be unreasonably withheld or delayed, except to the extent otherwise required by law. The parties will agree to issue a joint press release immediately following the execution of this Agreement, the form and content of which shall be reasonably satisfactory to both parties.

     10.8 ENTIRE AGREEMENT. This Agreement, together with the Exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

     10.9 HEADINGS. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Section hereof.

     10.10 INDEPENDENT CONTRACTORS. It is expressly agreed that AutoImmune and Teva shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither AutoImmune nor Teva shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

     10.11 AGREEMENT NOT TO SOLICIT. During the term of this Agreement and for a
period of [                ] following the termination hereof, AutoImmune and
Teva agree not to seek to persuade or induce any employee or consultant of the other party to discontinue his or her employment with or rendering of services to that party in order to become employed by or associated with any business, enterprise or effort that is associated with its own business, or to hire any such person or any person who had been an employee or consultant of the other
party within [             ] of the date of hire. Nothing contained in this
Section 10.11 shall preclude a party from hiring an employee of the other party if such employee applies for employment solely in response to a newspaper advertisement or other public solicitation not specifically directed to employees of the other party.

     10.12 EXPORTS. The parties acknowledge that the export of technical data, materials, or products is subject to the exporting party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either party. AutoImmune and Teva agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. AutoImmune and Teva agree to obtain similar covenants from their licensees, sublicensees and contractors with respect to the subject matter of this Section 10.12.

     10.13 WAIVER. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

     10.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.15 INTERPRETATION. The parties acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provision of this agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

     10.16 IDENTIFICATION OF PATENT RIGHTS; PATENT MARKING. Where appropriate, all packaging and documentation for the Licensed Products shall include a notation acknowledging AutoImmune's patent rights in the Licensed Products. Teva shall mark, and cause its Affiliates and sublicensees to mark, all Licensed Products made, sold or used under this Agreement, or their containers, in accordance with the applicable patent marking laws of each country in which such Licensed Products are to be sold or offered for sale.

     10.17 TAXES. Without derogating from Section 4.2.6, each party shall bear all taxes imposed on it as a result of the performance by such party under this Agreement, including but not limited to, any sales tax, any tax on or measured by any payment required to be made hereunder, any registration tax, or any tax imposed with respect to the granting of any rights hereunder.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

AUTOIMMUNE INC.                     TEVA PHARMACEUTICAL
                                    INDUSTRIES LTD.

By /s/Robert C. Bishop               By /s/ Aaron Schwartz
   -----------------------              ------------------------
   Robert C. Bishop, Ph.D.              Aaron Schwartz, Ph.D.

Title: President and Chief               Title: Vice President - Copaxone
       Executive Officer                        Division


                                     By /s/Ben Zion Weiner
                                        ------------------------

                                         Title: Vice President - Research and
                                                Development

                           EXHIBIT A:  PATENT RIGHTS
                           -------------------------

                         [Two and half pages omitted]

                                                                       EXHIBIT B


                                 ROYALTY RATES

     1. Subject to the provisions of Section 3 below, the royalty rate for all Licensed Products for the treatment of multiple sclerosis or myasthenia gravis covered by Section 1.12(a) of the Agreement in the country of sale shall be determined as follows:

     (a)  until aggregate Net Sales for all Licensed Products (whether or not
          covered by this Section 1) reach [                 ,] the royalty rate
          shall be [               ].

     (b)  when aggregate Net Sales for all Licensed Products (whether or not
          covered by this Section 1) exceed [            ], the royalty rate on
          the next [             ] of aggregate Net Sales shall be [          ].

     (c)  when aggregate Net Sales for all Licensed Products (whether or not
          covered by this Section 1) exceed [             ], the royalty rate on
          the next [            ] of aggregate Net Sales shall be [           ].

     (d)  when aggregate Net Sales for Licensed Products (whether or not covered
          by this Section 1) exceed [               ] the royalty rate on the
          next [                    ] of aggregate Net Sales (or on all
          aggregate Net Sales in excess of [           ] if subsections (e) and
          (f) of this Section 1 do not apply) shall be [             ].

     (e)  when aggregate Net Sales for Licensed Products (whether or not covered
          by this Section 1) exceed [            ] the royalty rate on the next
          [            ] of aggregate Net Sales shall be [             ]. The
          royalty rate payable under this subsection (e) shall only apply if the reduction in royalty rates contemplated by Section 3 applies.

     (f)  when aggregate Net Sales for Licensed Products (whether or not covered
          by this Section 1) exceed [             ] the royalty rate on the
          excess shall be [                 ]. The royalty rate payable under
          this subsection (f) shall only apply if the reduction in royalty contemplated by Section 3 applies.

Non-binding examples of the calculations contemplated herein are set forth in Exhibit C for illustrative purposes only.

     2. Subject to the provisions of Section 3 below, the royalty rate for all Licensed Products covered by Section 1.12(b) or by Section 1.12(c) of the Agreement shall be determined as follows:

     (a)  until aggregate Net Sales for all Licensed Products (whether or not
          covered by this Section 2) reach [               ], the royalty rate
          shall be [                    ].

     (b)  when aggregate Net Sales for all Licensed Products (whether or not
          covered by this Section 2) exceed [             ], the royalty rate on
          the next [                  ] of aggregate Net Sales shall be [
          ].

     (c)  when aggregate Net Sales for all Licensed Products (whether or not
          covered by this Section 2) exceed [           ], the royalty rate on
          the next [            ] of aggregate Net Sales shall be [          ].

     (d)  when aggregate Net Sales for Licensed Products (whether or not covered
          by this Section 2) exceed [                 ], the royalty rate on the
          next [                ] of aggregate Net Sales (or on all aggregate
          Net Sales in excess of [               ] if subsections (e) and (f) of
          this Section 2 do not apply) shall be [                     ].

     (e)  when aggregate Net Sales for Licensed Products (whether or not covered
          by this Section 2) exceed [               ], the royalty rate on the
          next [                   ] of aggregate Net Sales shall be [
           ]. The royalty rate payable under this subsection (e) shall only apply if the reduction in royalty rates contemplated by Section 3 applies.

     (f)  when aggregate Net Sales for Licensed Products (whether or not covered
          by this Section 2) exceed [                   ] the royalty rate on
          the excess shall be [                     ]. The royalty rate payable
          under this subsection (f) shall only apply if the reduction in royalty rates contemplated by Section 3 applies.

Non-binding examples of the calculations contemplated herein are set forth in Exhibit C for illustrative purposes only.

     3.   The royalty rates set forth in Sections 1 and 2 above shall be [
                 ] for all Net Sales of a Licensed Product arising in the United States and/or any country in Europe from and after the date Teva and/or its
Affiliates regain from [                     ] rights for such Licensed Product
in such country.

     4. If a Licensed Product is covered by both Sections 1 and 2 above, both the royalty rate specified in Section 1 and the royalty rate specified in
Section 2 shall apply to [                                 ].

     5. The foregoing dollar amounts of Net Sales are expressed in United States dollars and shall be converted into such in accordance with Section 4.2.3 of the Agreement.

                   EXHIBIT C:   ROYALTY CALCULATION EXAMPLES
                   -----------------------------------------

                           ROYALTY PAYMENT WORKSHEET

                              [Six pages omitted]

                       EXHIBIT D:  SYNERGIST TECHNOLOGY
                       --------------------------------


                              [Two pages omitted]

                            EXHIBIT E:  MG PEPTIDES
                            -----------------------

                            [One half page omitted]